WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                                                                     EXHIBIT 27.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                            FINANCIAL DATA SCHEDULE

This Schedule contains summary financial information extracted from the Consolidated Condensed Balance Sheet as of March 31, 1994 and the Consolidated Condensed Statement of Income for the three months ended March 31, 1994 and is qualified in its entirety by reference to such financial statements.



Item Number                    Item Description                Amount
- - -------------------   -----------------------------------   -------------
   5-02(1)            Cash and cash items                   $ 21,127,200
   5-02(2)            Marketable securities                    3,058,500
   5-02(3)(a)(1)      Notes and accounts receivable          201,850,200
   5-02(4)            Allowance for doubtful accounts                N/A
   5-02(6)            Inventory                                      N/A
   5-02(9)            Total current assets                   250,558,400
   5-02(13)           Property, plant and equipment          106,776,300
   5-02(14)           Accumulated depreciation                52,384,300
   5-02(18)           Total assets                           355,432,200
   5-02(21)           Total current liabilities              151,031,700
   5-02(22)           Bonds, mortgages and similar debt              N/A
   5-02(28)           Preferred stock-mandatory
                        redemption                                   N/A
   5-02(29)           Preferred stock-no mandatory
                        redemption                                   N/A
   5-02(30)           Common stock                            24,965,800
   5-02(31)           Other stockholders' equity             166,798,100
   5-02(32)           Total liabilities and stockholders'
                        equity                               355,432,200
   5-03(b)1(a)        Net sales of tangible products                 N/A
   5-03(b)1           Total revenues                         272,646,100
   5-03(b)2(a)        Cost of tangible goods sold                    N/A
   5-03(b)2           Total costs and expenses applicable
                        to sales and revenues                238,162,700
   5-03(b)3           Other costs and expenses                       N/A
   5-03(b)5           Provision for doubtful accounts
                        and notes                                    N/A
   5-03(b)8           Interest and amortization of debt
                        discount                                 (25,200)
   5-03(b)(10)        Income before taxes and other items     12,171,400
   5-03(b)(11)        Income tax expense                       4,871,400
   5-03(b)(14)        Income/loss continuing operations        7,300,000
   5-03(b)(15)        Discontinued operations                        N/A
   5-03(b)(17)        Extraordinary items                            N/A
   5-03(b)(18)        Cumulative effect-change in
                        accounting principles                        N/A
   5-03(b)(19)        Net income or loss                       7,300,000
   5-03(b)(20)        Earnings per share-primary                    0.29
   5-03(b)(20)        Earnings per share-fully diluted              0.29


N/A - The item either does not apply, or the amount is not material.

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